Exhibit 99.1

TRACON Pharmaceuticals Announces Appointment of Saundra Pelletier to Board of Directors

San Diego, CA – March 19, 2020 TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer and utilizing a product development platform to partner with ex-U.S. companies to develop and commercialize innovative products in the U.S., announced today the appointment of Saundra Pelletier, Chief Executive Officer, President and Executive Director of Evofem Biosciences, Inc., to its Board of Directors.

“We are very pleased to welcome Saundra to the TRACON Board,” said Dr. Charles Theuer, President and Chief Executive Officer of TRACON. “Her strong track record of successful strategic, operational and financial management, combined with her vast commercial experience will be invaluable to TRACON as we execute on our plan to complete clinical development and commercialize envafolimab in the United States by 2023.”

Ms. Pelletier brings more than two decades of broad executive leadership experience to TRACON, including an outstanding track record leading multiple successful product launches, expanding commercial capabilities in ex-U.S. markets and advocating for women’s health. She is currently Chief Executive Officer, President and Executive Director of Evofem Biosciences, Inc. (NASDAQ:EVFM), a clinical-stage biopharmaceutical company focused on women’s sexual and reproductive health, where she is leading the Company’s effort to bring Phexxi™, a new, non-hormonal contraceptive candidate, to women.  Among her many honors, Ms. Pelletier was named San Diego Business Journal's 2019 Businesswoman of the Year.

“TRACON has a first-class management team, an efficient platform to conduct global clinical trials, and a promising drug candidate with near-term commercial potential in envafolimab,”

said Ms. Pelletier.  “As a cancer survivor and woman’s health advocate, I am thrilled to support TRACON’s mission and help advance its broad oncology pipeline, which has the potential to address significant unmet needs across multiple tumor types.”

4350 La Jolla Village Drive ● Suite 800 ● San Diego, California 92122 ● P: 858.550.0780 ● F: 858.550.0786

URL: www.traconpharma.com

About TRACON

TRACON develops targeted therapies for cancer utilizing a capital efficient product development platform. The Company’s clinical-stage pipeline includes: Envafolimab, a subcutaneous PD-L1 single-domain antibody being developed for the treatment of sarcoma; TRC102, a small molecule drug being developed for the treatment of lung cancer; TRC253, a small molecule drug being developed for the treatment of prostate cancer; and TJ004309, a CD73 antibody being developed for the treatment of advanced solid tumors. TRACON is actively seeking additional corporate partnerships whereby it leads regulatory and clinical development and shares in the cost and risk of clinical development and leads U.S. commercialization.  In these partnerships TRACON believes it can serve as a solution for companies without clinical and commercial capabilities in the U.S.  To learn more about TRACON and its product candidates, visit TRACON's website at www.traconpharma.com.

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward‐looking statements. Such statements include, but are not limited to, statements regarding TRACON's plans to further develop product candidates, expectations regarding the timing and scope of clinical trials, and availability of clinical data, expected development and regulatory milestones and timing thereof, potential utility of product candidates, and TRACON’s business development and commercialization strategy and goals. Risks that could cause actual results to differ from those expressed in these forward‐looking statements include: risks associated with clinical development; whether TRACON or others will be able to complete or initiate clinical trials on expected timelines, if at all; potential guidance from the FDA regarding clinical development plans that is inconsistent with TRACON’s expectations; the fact that future preclinical studies and clinical trials may not be successful or otherwise consistent with results from prior studies; the fact that TRACON has limited control over whether or when third party collaborators complete on-going trials, initiate additional trials or seek regulatory approval of product candidates; the fact that TRACON’s collaboration agreements are subject to early termination; whether TRACON will be able to enter into additional collaboration agreements on favorable terms or at all; potential changes in regulatory requirements in the United States and foreign countries; TRACON’s reliance on third parties for the development of its product candidates, including the conduct of its clinical trials and manufacture of its product candidates; whether TRACON will be able to obtain additional financing; and other risks described in TRACON’s filings with the Securities and Exchange Commission under the heading “Risk Factors”. All forward‐looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. TRACON undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:	Investor Contact:
Mark Wiggins	Andrew McDonald
Chief Business Officer	LifeSci Advisors LLC
(858) 251-3492	646-597-6987
mwiggins@traconpharma.com	Andrew@lifesciadvisors.com